Exhibit 99.1

SiriusXM Enters into Agreement to Back Sirius XM Canada’s Going Private Transaction

SiriusXM Economic Interest in Canadian Operations Expected to Increase to 70%

NEW YORK – May 13, 2016 – SiriusXM (NASDAQ: SIRI) today announced it and Sirius XM Radio Inc., its operating subsidiary, have entered into agreements with Sirius Canada Holdings Inc. (Sirius XM Canada) to recapitalize Sirius XM Canada (TSX: XSR). SiriusXM and certain Canadian shareholders will form a new company to acquire shares of Sirius XM Canada not already owned by them pursuant to a plan of arrangement.

In connection with the transaction, Sirius XM Canada’s shareholders will be entitled to elect to receive, for each share of Sirius XM Canada held, consideration of C$4.50 in cash, shares of SiriusXM common stock, a security exchangeable for shares of SiriusXM common stock, or a combination thereof. No more than 35.0 million shares of SiriusXM’s common stock will be issued in connection with the transaction.

Following the closing of the recapitalization, Sirius XM Canada will continue to operate under Canadian voting control. Slaight Communications and Obelysk Media will, on a combined basis, own 67% of the voting shares of Sirius XM Canada and 30% of the economic interest in the recapitalized business. SiriusXM will increase its economic ownership of Sirius XM Canada from 37% to 70% and own 33% of the voting shares.

“This proposed transaction shows SiriusXM’s and Sirius XM Canada’s commitment to serving the Canadian market with our leading bundle of premium content, much of which will continue to be created in Canada. The existing Canada-led governance structure will be preserved while vastly improving cooperation between the two companies on next generation products and services that will ensure a healthy future for satellite radio in Canada,” said Jim Meyer, Chief Executive Officer, SiriusXM. “While the Canadian Broadcasting Corporation will cease to be a shareholder in Sirius XM Canada following the transaction, it will continue to support the company as a programming provider.”

SiriusXM expects to contribute approximately US$275 million to facilitate the transaction. Additionally, the licensing and services agreements between SiriusXM and Sirius XM Canada will be renewed and extended upon the consummation of the proposed transaction.

The proposed recapitalization is subject to approval of the Sirius XM Canada shareholders, receipt of Canadian regulatory approvals, and other customary closing conditions. SiriusXM expects the recapitalization to close no later than the end of the fourth quarter of 2016. Upon closing of the recapitalization, Sirius XM Canada will no longer be a publicly traded stock.

SiriusXM’s financial and legal advisors, respectively, were J.P. Morgan Securities LLC and Norton Rose Fulbright Canada LLP.

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About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world’s largest radio company measured by revenue and has more than 30 million subscribers. SiriusXM creates and offers commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment, and a wide-range of Latin music, sports and talk programming. SiriusXM is available in vehicles from every major car company in the U.S. and on smartphones and other connected devices as well as online at siriusxm.com. SiriusXM radios and accessories are available from retailers nationwide and online at SiriusXM. SiriusXM also provides premium traffic, weather, data and information services for subscribers through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™. SiriusXM delivers weather, data and information services to aircraft and boats through SiriusXM Aviation, SiriusXM Marine™, Sirius Marine Weather, XMWX Aviation™, XMWX Weather, and XMWX Marine™. In addition, SiriusXM Music for Business provides commercial-free music to a variety of businesses. SiriusXM holds a minority interest in SiriusXM Canada which has approximately 2.7 million subscribers. SiriusXM is also a leading provider of connected vehicles services to major automakers, giving customers access to a suite of safety, security, and convenience services including automatic crash notification, stolen vehicle recovery assistance, enhanced roadside assistance and turn-by-turn navigation.

To download SiriusXM logos and artwork, visit http://www.siriusxm.com/LogosAndPhotos.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning.  Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:  our substantial competition, which is likely to increase over time; our ability to attract and retain subscribers, which is uncertain; consumer protection laws and their enforcement; the unfavorable outcome of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; the security of the personal information about our customers; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; our failure to realize benefits of acquisitions or other strategic initiatives; rapid technological and industry changes; failure of third parties to perform; harmful interference to our service from new and existing wireless operations; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; and impairment of our business by third-party intellectual property rights.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2015, which is filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens

212-901-6718

Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com